Exhibit 10.1

February 11, 2011

Eric Brown

Chemin de la Croisette 12C

Nyon, Switzerland 1260

Dear Eric:

In accordance with the Secondment Agreement between Transocean Offshore Deepwater Drilling Inc. (“TODDI”), and Transocean Management Ltd. (the “Company”), you have notified the Company that you have elected to terminate your employment as of August 31, 2011. TODDI desires to secure your services in a consulting capacity following your termination of employment, and you have agreed to provide these services. In connection therewith, the Company, TODDI and you agree to the terms of this agreement (“Agreement”) as set forth below. All references in this Agreement to “Transocean” shall mean the Company, TODDI and Transocean Ltd.

1.	CONSULTING ARRANGEMENT

You will resign as an officer, director and employee of Transocean Ltd. and its affiliates, as applicable, effective August 31, 2011 (the “Resignation Date”). Thereafter, you will be engaged by TODDI as a consultant from September 1, 2011 until the earlier of any termination under Section 5 herein, or September 1, 2012 (the “Consulting Period”).

2.	CONSULTING FEES

During the Consulting Period, you will receive a monthly consulting fee of $41,666.67. You will be entitled to reimbursement for your reasonable out-of-pocket expenses incurred in the course of your performance of the consulting services.

3.	DUTIES

Subject to Paragraph 4, below, during the Consulting Period you agree to be on call with reasonable notice at reasonable times to work on special projects as selected by TODDI, including, but not limited to, legal support for the management of the litigation effort surrounding the Macondo well incident. You acknowledge that during the Consulting Period you will be an “independent contractor” and nothing in this Agreement is intended nor shall be construed to create an employer/employee relationship during that time. You will have no authority to act as an agent of TODDI or its affiliates, including Transocean Ltd., and you shall not represent to the contrary to any person. Although TODDI may specify the tasks to be performed by you and may control and direct you in that regard, TODDI shall not control or direct you as to the details or means by which such tasks are accomplished.

4.	OTHER EMPLOYMENT

You will continue to be bound as a consultant with the standards of conduct required of consultants including but not limited to Transocean’s Code of Business Conduct and Ethics, Transocean’s Insider Trading and Confidential Information Policy, and Transocean’s Code of Integrity. Transocean understands that you may seek employment or consulting opportunities with its customers, competitors or suppliers and consents to such provided that you continue to preserve Transocean’s confidential information. Notwithstanding the foregoing, in the event you seek a position as an employee, consultant or member of the board of directors of a company directly involved in the litigation surrounding the Macondo well incident, written consent by the Chief Executive Officer of Transocean Ltd. will be required. TODDI agrees to structure your consulting services so as not to unreasonably conflict or interfere with any future employment or consulting work.

5.	TERMINATION

The Company or TODDI, as applicable, may terminate this Agreement only for “good cause” upon ten (10) business days written notice of any breach and your failure to promptly cure such breach. Good cause shall mean material breach of the obligations set forth in Paragraphs 1, 3, 4, 11, 12, 13 or 14 of this Agreement. You may voluntarily terminate your employment prior to August 31, 2011, and may voluntarily terminate the consulting arrangement during the Consulting Period at any time with written notice to TODDI. The benefits set forth below in Sections 6 and 7 are contingent upon your continued service through the Resignation Date, unless terminated earlier by the Company or TODDI, as applicable, without “good cause.” In the event that TODDI or the Company, as applicable, terminates your employment prior to the Resignation Date without “good cause”, then in addition to the benefits set forth below in Sections 6 and 7 you shall be entitled to salary as if an employee up to the Resignation Date.

6.	SEVERANCE PAY

Within thirty days after your termination of service as an employee you shall receive a lump sum cash payment equal to $500,000.00, subject to your continued employment until the Resignation Date or your earlier termination by the Company or TODDI, as applicable, for any reason other than “good cause”.

7.	BENEFITS

The terms set forth in the memorandum dated December 19, 2008, from the Company to you regarding the benefits and compensation to be provided to you as a result of your transfer to Switzerland are hereby cancelled as of April 1, 2011 but subject to the terms of the memorandum attached hereto which shall govern the benefits and compensation to be provided to you as of the new assignment date for employment with TODDI. Subject to your continued employment through the earlier of the Resignation Date or your termination by the Company, or TODDI, as applicable, without “good cause” (such earlier date the “Termination Date”), you will participate in Transocean benefits as set forth below. Your participation is further subject to the terms and conditions of each individual plan pursuant to any elections made by you. In addition, your participation is subject to any of the benefit plans being amended, changed or terminated by Transocean at its sole discretion.

(A)	BONUS

You will participate in Transocean’s Performance Award and Cash Bonus Plan for calendar year 2011 through the Resignation Date. Your bonus opportunity is 75% of your actual base salary earnings for January through the Resignation Date. Payment, if any as determined by the Executive Compensation Committee of the Board of Directors, will be made in early 2012 at the same time the bonus award is paid to active employees.

You will not be eligible to participate in any subsequent bonus plan.

(B)	LONG TERM INCENTIVE AWARDS

You will not receive additional awards under Transocean’s Long Term Incentive Plan (“LTIP”). Provided that you do not terminate your employment prior to the Termination Date for any reason, (i) all deferred unit awards, contingent deferred unit awards and stock option awards previously granted to you under the LTIP will be treated as if Transocean terminated your employment for its convenience (“Convenience of the Company”) on the Termination Date, (ii) all oustanding stock options will remain exercisable until the “Expiration Date” (as defined in the applicable option award agreement), and (iii) all contingent deferred units (“CDUs”) will be pro-rated as if your employment had continued to the Resignation Date. If you voluntarily terminate your employment prior to the Termination Date, your outstanding awards shall be governed by the terms of the applicable award letters. For the avoidance of doubt, the following provides detail regarding the award treatment assuming you remain employed through the Resignation Date:

Grant Date	Target CDUs Awarded	Pro-rata portion retained on 8/31/11*	Earned at end of performance cycle*
2/12/2009	14,808	13,091	TBD
2/18/2010	8,585	4,557	TBD

*

As a result of a termination of employment for the “Convenience of the Company,” you receive a pro-rata portion of outstanding CDUs. The pro-rata portion of the CDUs is determined by multiplying the number of CDUs which would have otherwise been earned had your employment not been terminated by a fraction, the numerator of which is the number of calendar days of employment during the performance cycle after the grant date and the denominator of which is the total number of calendar days in the performance cycle after the grant date.

The determination of the vested awards will be made within the first 60 days of 2012 for the 2/12/09 award and 2013 for the 2/18/10 award, and the distribution of the vested portion of the award will be made on March 15, 2012 and 2013, respectively.

Grant Date	Deferred Units Awarded	Scheduled to vest before 8/31/11	To accelerate at Termination Date
2/18/2010	8,013	2,671 (to vest on 2/18/2011)	5,342

Grant Date	NQ Option Award Amount	Exercise Price	Scheduled to vest before 8/31/11	Accelerated vesting at Termination Date	Exercise Period Ends*
7/9/08	16,637	$144.32	16,637	0	7/9/2018

2/12/09	30,545	$60.19	20,363 (10,182 to vest on 2/12/11)	10,182	2/12/2019

2/18/10	17,688	$83.32	5,896 (to vest on 2/18/11)	11,792	2/18/2020	*

*	The exercise period for the 2008 and 2009 stock option grants will be automatically extended to the applicable Expiration Date pursuant to the terms of the awards as a result of your eligibility for early retirement treatment; the term of the 2010 stock option award will also be extended to the applicable Expiration Date.

You should review the applicable award letters as to specific treatment of your awards.

(C)	U.S. SAVINGS PLAN

Following the Termination Date, you will no longer be able to participate in the U.S. Savings Plan. The payment of your benefit under the U.S. Savings Plan will be made in accordance with the applicable terms of that plan based on the date of your termination of employment.

(D)	U.S. RETIREMENT PLAN

Following the Termination Date, you will no longer be able to participate in the U.S. Retirement Plan. The payment of your benefit under the U.S. Retirement Plan will be made in accordance with the applicable terms of that plan based on the date of your termination of employment.

(E)	PENSION EQUALIZATION AND SUPPLEMENTAL SAVINGS PLANS

Following your Termination Date, you will receive a lump sum payment of your accrued benefit under the Pension Equalization Plan and Supplemental Savings Plan, and your participation will cease as of the Termination Date; provided, however, that your benefit under each plan shall be calculated as if you had remained eligible to participate in the Pension Equalization Plan and the Supplemental Savings Plan through the Resignation Date with benefits accrued under those plans in lieu of the benefits you would have accrued under the U.S. Retirement Plan and the U.S. Savings Plan from the Termination Date through the Resignation Date. You will receive this payment in accordance with the payment timing provisions of the Pension Equalization and Supplemental Savings Plans, including the provisions applicable to “specified employees” pursuant to Section 409A.

(F)	WELFARE BENEFITS

You shall continue to receive Transocean’s group medical insurance benefits at the expense of the Company or TODDI, as applicable, until the Resignation Date, which date shall be the “qualifying event” date under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If you timely elect to continue your group medical insurance benefits under COBRA following such date, you will not be eligible for benefits under Transocean’s retiree health plans. If you waive your right to continue to receive Transocean’s group medical insurance benefits under COBRA (by failing to elect COBRA by the applicable deadline), then as of the Resignation Date, TODDI and the Company acknowledge that you will have met the requirements for coverage under Transocean’s retiree health plans, as and to the extent such plans are in effect from time to time, with the proviso that if you secure other employment, such retiree health coverage will be secondary to any coverage by such other employer. As a condition to coverage, you will be required to pay the retiree cost of the retiree health plan in which you participate, in accordance with the terms of the retiree health plan as determined by Transocean.

(G)	SHORT TERM DISABILITY (Sick Pay)

Immediately following the Termination Date, you will no longer be eligible for sick pay under Transocean’s medical leave of absence policies.

(H)	LONG TERM DISABILITY

Immediately following the Termination Date, you will no longer be eligible for long term disability coverage.

(I)	VACATION

You will receive a lump sum payment no later than October 15, 2011 for any earned, unused vacation accrued through the Termination Date. No vacation will accrue after the Termination Date.

(J)	REPATRIATION

On or before September 1, 2011, you and your qualified dependents will be repatriated to the United States and you will be reimbursed for reasonable and documented repatriation costs pursuant to Transocean policy as set forth in the attached memorandum

(K)	SEVERANCE

You will not be eligible to participate in any severance plan or arrangement established by Transocean and you agree that you will have no right to claim a benefit under any severance plan or arrangement.

(L)	OTHER PERQUISITES

Any other benefits or perquisites not listed above or otherwise limited and not afforded consultants of TODDI, including without limitation, housing allowance and transportation allowance, will cease as of the Resignation Date.

8.	WAIVER AND RELEASE

In exchange for this Agreement you agree, on behalf of yourself, your heirs, relations, successors, executors, administrators, assigns, agents, representatives, attorneys, and anyone acting on your behalf as follows:

You irrevocably and unconditionally release, acquit, and forever discharge the Company, TODDI, Transocean Ltd., and their predecessors, successors, parent and affiliated companies (collectively, the “Transocean Group”), and its and their past and present officers, directors, attorneys, insurers, agents, servants, suppliers, representatives, employees, affiliates, subsidiaries, parent companies, partners, predecessors and successors in interest, assigns and benefit plans (except with respect to vested benefits under such plans), and any other persons or firms for whom the Transocean Group could be legally responsible (collectively, “Released Parties”), from any and all claims, liabilities or causes of action, whether known or now unknown to you, arising from or related in any way to your employment or termination of your employment with the Transocean Group and/or any of the Released Parties and occurring through the date you sign and return this Agreement.

You acknowledge that this Agreement is your knowing and voluntary waiver of all rights or claims arising before you accept and return this Agreement, as indicated below. You understand and agreed that your waiver includes, but is not limited to, all waivable charges, complaints, claims, liabilities, actions, suits, rights, demands, costs, losses, damages or debts of any nature, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Texas Commission on Human Rights Act; the Americans with Disabilities Act; the Age Discrimination in Employment Act, as amended; the Older Worker Benefit Protection Act; the Family and Medical Leave Act of 1993; the Texas Workers’ Compensation Act; the Texas Labor Code; the Employee Retirement Income Security Act of 1974, as amended; all state and federal statutes and regulations; and the common law, whether based in law or equity, in tort or contract. You further acknowledge and agree that your waiver of rights or claims is in exchange for valuable payments and other promises in addition to anything of value to which you are already entitled.

You further acknowledge and agree that the Transocean Group has no obligation to reemploy, rehire or recall you, and promise that you shall not apply for re-employment with the Transocean Group.

9.	REVOCATION

Under the Age Discrimination in Employment Act of 1967, as amended, you have seven (7) days after execution of this Agreement to rescind this Agreement. You understand that the effectiveness of this Agreement is conditional on your executing this Agreement and your not taking any action to revoke this Agreement during the seven day revocation period. If you exercise your right and revoke this Agreement, then this Agreement will not become effective.

10.	SECONDMENT AGREEMENT

TODDI and the Company agree that the terms of the Secondment Agreement will continue in effect until April 1, 2011 unless earlier terminated in accordance with the terms of paragraph 4 or 5 of the Secondment Agreement, and following the termination of the Secondment Agreement you shall be an employee of TODDI.

11.	MISCELLANEOUS

You warrant, acknowledge and agree that:

a.	Your acceptance of this Agreement is completely voluntary;

b.	You have had the opportunity to consider this Agreement for twenty-one (21) days (or until 4 March 2011), though you understand that you may accept sooner than 21 days if you choose;

c.	You are hereby being advised in writing by Transocean to consult with an attorney regarding the terms of this Agreement before accepting;

d.	If you accept this Agreement, you have 7 days following the execution of this Agreement to revoke your acceptance;

e.	This Agreement shall not become effective or enforceable until the 7-day revocation period has expired;

f.	You are receiving under this Agreement consideration of value in addition to anything to which you are already entitled;

g.	You do not waive any claims or rights that may arise after the date you sign and return this Agreement.

h.	You understand that this Agreement includes a release and waiver of all claims, known and unknown, past or present;

i.	You are fully competent to execute this Agreement, which you understand to be a binding contract;

j.	You accept this Agreement including the waiver and release of your own free will, after having a reasonable period of time to review, study and deliberate regarding its meaning and effect, and without reliance on any representation of any kind or character not specifically included in writing in the Agreement;

k.	You understand that TODDI and the Company are relying upon the truthfulness of the statements you make in the Agreement and you understand that TODDI and the Company would not enter into this Agreement if you did not make each of the representations and promises contained in the Agreement.

12.	COOPERATION

Following your termination of employment, you agree to reasonably cooperate with and make yourself available on a continuing basis to the Transocean Group and their representatives and legal advisors in connection with any matters in which you are or were involved during your employment with the Transocean Group or any existing or future claims, investigations, administrative proceedings, lawsuits and other legal and business matters as reasonably requested by the Transocean Group. You also agree to promptly send the General Counsel, Transocean Ltd. copies of all correspondence (for example, but not limited to, subpoenas) received by you in connection with any such matters involving or relating to the Transocean Group, unless you are expressly prohibited by law from so doing. You agree not to cooperate voluntarily in any third party claims against the Transocean Group. You agree that nothing in this Agreement restricts your ability to appropriately respond to a subpoena or other request from the Government or regulators. TODDI agrees to reimburse you for your reasonable out-of-pocket expenses incurred in connection with the performance of your obligations under this section. Nothing in this Agreement shall act as a release or waiver by you of any rights of defense or indemnification which would otherwise be afforded to you under the Articles of Association of Transocean Ltd. or the similar governing documents of any affiliate of Transocean Ltd., or any rights of defense or indemnification afforded to you under the indemnification agreement previously entered into between you and Transocean Ltd., or any rights of defense or indemnification which would be afforded to you under any director or officer liability or other insurance policy maintained by Transocean Ltd., the Company, TODDI or any of their affiliates.

13.	NON-DISPARAGEMENT

You agree not to disparage the Transocean Group, the Transocean Group’s officers, directors, employees, shareholders and agents, affiliates and subsidiaries in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you will respond accurately and fully to any question, inquiry or request for information when required by legal process or applicable law.

14.	NON-SOLICITATION OF EMPLOYEES

You agree that during the term of your employment under this Agreement and for a period of two years following any termination under Section 5 herein, you will not either directly or indirectly solicit, induce, recruit or encourage any of the Transocean Group’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage, take away or hire employees of the Transocean Group, either for yourself or any other person or entity.

15.	ENFORCEMENT OF AGREEMENT

No waiver or nonaction with respect to any breach by the other party of any provision of this Agreement, nor the waiver or nonaction with respect to any breach of the provisions of similar agreements with other employees or consultants shall be construed to be a waiver of any succeeding breach of such provision, or as a waiver of the provision itself. Should any provisions hereof be held to be invalid or wholly or partially unenforceable, such holdings shall not invalidate or void the remainder of this Agreement. Portions held to be invalid or unenforceable shall be revised and reduced in scope so as to be valid and enforceable, or, if such is not possible, then such portion shall be deemed to have been wholly excluded with the same force and effect as if they had never been included herein.

16.	CHOICE OF LAW

This Agreement shall be interpreted and construed in accordance with and shall be governed by the laws of the State of Texas, notwithstanding any conflicts of law principles which may refer to the laws of any other jurisdiction.

17.	NOTICES.

Notices provided for in Paragraph 5 of this Agreement shall be in writing and shall either be personally delivered by hand or sent by: (i) Certified Mail, Return Receipt Requested, postage prepaid, properly packaged, addressed and deposited in the United States Postal System; (ii) via facsimile transmission or electronic mail if the receiver acknowledges receipt; or (iii) via Federal Express or other expedited delivery service provided that acknowledgment of receipt is received and retained by the deliverer and furnished to the sender. Notices to you by TODDI or the Company shall be delivered to the last address you have filed, in writing, with TODDI or the Company, and notices by you shall be delivered to Transocean, c/o Mr. Ian Clark, Vice President, Human Resources, Chemin de Blandonnet 10, CH-1214 Vernier, Switzerland.

18.	TAXES.

You understand and agree (i) Transocean will not withhold on your behalf any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any law or requirement of any governmental body with respect to the consulting fees paid under Section 2, and (ii) all of such payments, withholdings, and benefits, if any, are your sole responsibility.

19.	ASSIGNMENT

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and any successors or assigns of TODDI or the Company.

20.	SECTION 409A.

The Agreement is intended to comply with the provisions of Section 409A of the Code and applicable Treasury authorities (“Section 409A”) and, wherever possible, shall be construed and interpreted to ensure that any payments that may be paid, distributed provided, reimbursed, deferred or settled under this Agreement will not be subject to any additional taxation under Section 409A. This Section 19 does not create an obligation on the part of Company or TODDI to modify the Agreement in the future and does not guarantee that the amounts or benefits owed under the Agreement will not be subject to interest and penalties under Code Section 409A. Notwithstanding any provision of the Agreement to the contrary, the following provisions shall apply for purposes of complying with Section 409A:

(i) Pursuant to the applicable standards regarding termination from employment for purposes of Section 409A and the applicable Treasury Regulations under 1.409A-1(h)(1)(ii), you and TODDI and the Company acknowledge that you will have a separation from service as of the Resignation Date for purposes of determining the timing of payment of deferred compensation to which you are entitled as of that date.

(ii) Each of the payments due to you under Section 2 and Section 6 of this Agreement are designated as separate payments for purposes of Section 409A and the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F). As a result, payments under Section 2 and Section 6 that are by their terms scheduled to be made on or before March 15, 2012 are exempt from the requirements of Code Section 409A under the separation pay and short-term deferral exemption provisions. Continued medical benefits are intended to satisfy the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v)(B).

TRANSOCEAN OFFSHORE DEEPWATER DRILLING INC.

/s/ John Briscoe	February 11, 2011
Date

TRANSOCEAN MANAGEMENT LTD.

/s/ Ian Clark	February 11, 2011
Date

ACCEPTANCE OF AGREEMENT BY EMPLOYEE

After having the opportunity to consider this Agreement for up to twenty-one (21) days, I hereby accept this Agreement and agree to be bound by the terms and conditions stated in it.

Accepted this 11th day of February, 2011.

/s/ Eric Brown
Eric Brown